Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-252187) on Form S-8 of Charlie’s Holdings, Inc. of our report dated April 2, 2021, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Charlie’s Holdings, Inc. for the year ended December 31, 2020.

/s/ BAKER TILLY US, LLP

Irvine, California
April 2, 2021